Exhibit 99.1

FOR IMMEDIATE RELEASE THURSDAY, JUNE 12, 2008
Contacts: David Vander Ploeg Executive VP & CFO 920-882-5854	Mark Fleming Communications & Investor Relations 920-882-5646

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS RECORD FISCAL 2008 RESULTS

•	Diluted earnings per share from continuing operations increased 27.0 percent to a record $2.21

•	Record free cash flow of $75.5 million, or $3.65 per diluted share

•	Record revenues of $1,088 million, an increase of 4.3 percent

•	Board authorizes additional $50 million for share repurchases

•	Fiscal 2009 free cash flow guidance increased; revenue and EPS guidance confirmed

Greenville, WI, June 12, 2008—School Specialty (NASDAQ:SCHS), a leading education company providing supplemental learning products to the preK-12 market, today reported record fiscal year-end financial results. Fiscal 2008 revenue was $1,088 million, 4.3 percent above the prior-year’s record revenue of $1,043 million. Earnings from continuing operations also were an all-time high at $45.8 million, 16.8 percent above the $39.2 million reported in fiscal 2007. Diluted earnings per share from continuing operations rose 27.0 percent to $2.21 compared with the prior year’s $1.74.

Free cash flow for the year increased 17.9 percent compared to fiscal 2007, reaching $75.5 million, or $3.65 per share, based on the weighted average diluted shares outstanding for fiscal 2008.

“Fiscal 2008 was an extremely busy and gratifying year,” said Chief Executive Officer David Vander Zanden. “We saw broad acceptance of our core science curriculum offerings, and our associates made significant progress on initiatives that we believe are positioning us for continued and sustainable organic growth. We’re aligning our business units to serve our customers in a more coordinated and effective manner, improving our ability to analyze and respond to customer needs, advancing our supplemental and curriculum-based product development efforts, and driving efficiencies through lean process improvement. Many of these efforts helped us achieve revenue growth in our Essentials segment during the second half of fiscal 2008 and continuing this growth will remain our focus in this important segment.”

“I’m also very pleased with our continuing ability to deliver strong free cash flow and our progress in reducing working capital requirements,” noted Vander Zanden. “We expect another record year of free cash flow in fiscal 2009, with additional reductions in working capital through a combination of enhanced systems capabilities, supply chain efficiencies, and improved discipline around product selection and stocking models. In addition, it appears at this early stage that the fiscal 2009 funding is unfolding as expected.”

Fourth Quarter Financial Results

Revenue for the fourth quarter of fiscal 2008 was $173.6 million compared with $166.0 million in fiscal 2007. Essentials segment revenue grew 6.0 percent, or $4.0 million, from $67.5 million in the fourth quarter of fiscal 2007 to $71.6 million in the fourth quarter of fiscal 2008. Specialty segment revenue increased 2.0 percent, or $2.1 million, from $104.2 million in last year’s fourth quarter to $106.3 million in this year’s fourth quarter.

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Gross margin decreased in the quarter from 43.4 percent to 39.5 percent. In the fourth quarter of fiscal 2008, Essentials revenue grew to 41.2 percent of the company’s total revenue. Gross margin in the Essentials segment decreased 160 basis points from 33.8 percent in the fourth quarter of fiscal 2007 to 32.2 percent in the fourth quarter of fiscal 2008. This Essentials decrease was primarily related to the higher revenue mix of furniture versus consumables. Revenue attributable to furniture generates a lower gross margin than the consumable revenue as most furniture is shipped directly to our customers from our vendors. The Specialty segment gross margin decreased in the quarter to 44.1 percent from 48.1 percent last year. Approximately 200 basis points of this decrease was attributable to a $2.1 million inventory charge related to the charitable donation of inventory of a terminated product line. The donation generated a $1.6 million tax benefit for the quarter. Of this, $0.8 million was incremental due to the favorable tax treatment of certain inventory donations thereby reducing the company’s effective income tax rate for the quarter. The remaining decrease in the Specialty segment gross margin is primarily related to the product mix within the segment. Approximately 20 basis points of the gross margin decline related to the revenue mix shift between the Essentials and Specialty segments. In fiscal 2007’s fourth quarter, Essentials revenue, which generates lower gross margins than Specialty, was 40.7 percent of the company’s total revenue.

Operating loss for the quarter was $16.7 million compared with an operating loss of $11.5 million in the fourth quarter of fiscal 2007. Selling, general and administrative (SG&A) expense as a percent of revenue decreased to 49.1 percent in the current quarter compared with 50.3 percent in fiscal 2007’s fourth quarter. SG&A expense increased $1.8 million in the current quarter from $83.5 million to $85.3 million. The increase is primarily related to additional investments in the company’s direct marketing and product management initiatives, incremental variable compensation costs related to performance-based compensation plans, and incremental variable costs attributable to the revenue increase. These incremental costs were partially offset by continued efficiencies in supply chain operations, specifically in warehousing and transportation.

The loss from continuing operations was $12.7 million in the fourth quarter of fiscal 2008 as compared to a loss from continuing operations of $11.3 million in last year’s fourth quarter. The per share loss from continuing operations was $0.66 for the fourth quarter of fiscal 2008 versus $0.53 in fiscal 2007. Approximately $0.06 of this decrease is related to the decreased share count in the fourth quarter of fiscal 2008 as compared with the fourth quarter of fiscal 2007 due to share repurchases.

Net loss for the fourth quarter of fiscal 2008 was $15.5 million, which included a net of tax loss of $2.8 million from the discontinued School Specialty Media (SSM) business, which was sold during the quarter, compared with a net loss of $29.2 million in the fourth quarter of fiscal 2007, which included a $17.9 million net of tax loss for SSM. The net loss per share in the fourth quarter of fiscal 2008 was $0.81 compared to $1.38 in last year’s fourth quarter.

During the fourth quarter of fiscal 2008, the company repurchased $34.6 million of its outstanding common stock substantially completing all repurchases under previously authorized share repurchase programs. On June 11, 2008, the company’s Board of Directors approved a new share repurchase program, granting authority to purchase up to $50 million of its issued and outstanding common stock. Purchases under this program may be made from time to time in the open market or in privately negotiated transactions based on ongoing assessments of capital needs of the business, the market price of its stock, general market conditions and other factors. Common stock acquired through the repurchase program will be available for general corporate purposes.

2008 Fiscal Year-End Financial Results

Revenue for fiscal 2008 was a record $1,087.9 million, up $44.8 million or 4.3 percent from $1,043.2 million in fiscal 2007. Specialty segment revenue increased $59.8 million, or 10.1 percent, in fiscal 2008 to $651.7 million from $591.9 million in fiscal 2007. The Specialty segment revenue growth in the fiscal year was led by science curriculum sales involving state adoptions, which increased approximately $48 million over the prior year, which was partially offset by a decline in mass-merchant retail sales of approximately $11 million. The remaining Specialty segment units, excluding the mass-merchant retail business, had revenue growth in the fiscal

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year of 4.3 percent. The Essentials segment revenue for fiscal 2008 was down 3.3 percent to $455.4 million from $471.1 million in fiscal 2007. This decline was attributable to a reduction in school rebuilding activity in Louisiana, the elimination of an unproductive catalog, and the decision to not pursue low-margin bid business, all of which occurred in the first two quarters of the fiscal year.

Gross margin declined 30 basis points in fiscal 2008 from 42.7 percent to 42.4 percent. The decreased gross margin was due to an inventory charge of approximately $3 million related to the company’s decision to terminate certain Specialty segment product lines. These associated inventory items have been disposed through a charitable donation. The donation generated a $2.4 million tax benefit for the fiscal year. Of this, $1.2 million was incremental due to the favorable tax treatment of certain inventory donations, thereby reducing the company’s effective income tax rate for the year. The revenue mix both between segments and within the segments also had an impact on gross margins for the year. Revenue from the Specialty segment, net of intercompany eliminations, increased to approximately 58 percent of total revenue in fiscal 2008 as compared with approximately 55 percent in fiscal 2007. While the shift in revenue mix toward the Specialty segment, which historically has higher gross margins than the Essentials segment, contributed to increased gross margins, these increases were primarily offset by a gross margin decline in the Essentials segment of 60 basis points. This decline was attributable to a combination of the product mix within the segment, as well as reduction in volume-based vendor rebates related to the decline in purchases associated with both the revenue decline and inventory reduction.

SG&A expense as a percent of revenue decreased from 33.7 percent in fiscal 2007 to 33.3 percent in fiscal 2008. SG&A expense increased $9.9 million from $351.8 million in fiscal 2007 to $361.7 million this year. The increase in SG&A is attributable to the additional variable selling and distribution expenses associated with the revenue growth, incremental costs to support the business system conversion, additional investments in the company’s direct marketing and product management initiatives, and increased variable performance-based compensation costs. Partially offsetting these increases were efficiencies realized in our supply chain and other cost-reduction efforts. Operating income in fiscal 2008 was 9.1 percent of revenue as compared with 9.0 percent of revenue in fiscal 2007. Earnings from continuing operations increased 16.8 percent from $39.2 million in fiscal 2007 to $45.8 million in fiscal 2008.

Diluted earnings per share from continuing operations increased 27.0 percent from $1.74 in fiscal 2007 to $2.21 in fiscal 2008. Approximately $0.18 of this increase is related to the decreased share count. The reduction in the share count is due to share repurchases, partially offset by shares issued pursuant to stock option exercises. The diluted earnings per share increase from the reduced share count was partially offset by an $0.08 decrease attributable to the additional interest expense related to using free cash flow to fund the share repurchases versus reducing debt. Thus, the incremental net earnings per share impact in fiscal 2008 associated with repurchases was $0.10 per share.

Diluted earnings per share, which includes the discontinued SSM business, increased to $1.99 per share in fiscal 2008 from $0.80 in fiscal 2007. Net income increased to $41.1 million in fiscal 2008, which includes a net of tax loss of $4.7 million from SSM, compared with the prior year’s $18.0 million, which includes a net of tax loss of $21.2 million from SSM.

During fiscal 2008, the company repurchased $94.9 million of its outstanding common stock. Since the beginning of fiscal 2007, the company has repurchased $171.4 million of its outstanding common stock.

Sale of Discontinued Operation

During the fourth quarter of fiscal 2008, the company completed the sale of SSM for proceeds of $8.6 million, of which $1.4 million was received in cash prior to the end of fiscal 2008. For the year, SSM reported a net of tax loss of $4.7 million, or a $0.22 loss per diluted share. The net of tax loss from operations was $3.2 million, or a $0.15 loss per diluted share.

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In addition, a $1.5 million net of tax loss on disposal was reported in fiscal 2008, or a $0.07 loss per diluted share. This incremental loss on disposal was primarily related to approximately $0.5 million net of tax loss on assets sold in the disposal transaction, and approximately $1.0 million net of tax loss related to severance, retention bonuses, and lease termination costs.

Outlook

For fiscal 2009, the company is updating its free cash flow guidance to be in the range of $80 million to $90 million. This estimate excludes approximately $11 million of free cash flow expected to be recognized in fiscal 2009 related to the tax savings on the SSM disposal. The company’s previous free cash flow guidance was a range of $75 million to $85 million, excluding the free cash flow from the tax savings on the SSM disposal. The company also is confirming its most recent fiscal 2009 revenue guidance for growth of between 3 percent and 5 percent, excluding the impact of state adoption revenues attributable to the company’s science curriculum. State adoption revenue is expected to decline by approximately $32 million in fiscal 2009. Thus total revenue guidance for fiscal 2009 compared to fiscal 2008, including adoption revenues, is expected to be between a 1 percent decline to a 2 percent increase, or a range of $1,077 million to $1,110 million. The company also is confirming that it expects an increase in fiscal 2009 diluted earnings per share of 3 percent to 10 percent, or a range of $2.27 to $2.43.

Conference Call

School Specialty will host a conference call to discuss its fiscal 2008 fourth quarter and year-end results. The conference call begins today, June 12, at 10:00 a.m. Central (11:00 a.m. Eastern). The call will be simultaneously broadcast in the Investor Information section of the School Specialty web site at www.schoolspecialty.com, and a replay of the call will be available.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans, prospects or any guidance put forth in the “Outlook” section constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 28, 2007, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

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SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended		Fiscal Year Ended
	April 26, 2008	April 27, 2007	April 26, 2008	April 27, 2007
Revenues	$173,632	$166,040	$1,087,903	$1,043,152
Cost of revenues	104,987	93,991	626,661	597,515

Gross profit	68,645	72,049	461,242	445,637
Selling, general and administrative expenses	85,339	83,529	361,754	351,839

Operating income (loss)	(16,694)	(11,480)	99,488	93,798

Other (income) expense:
Interest expense	5,046	5,403	19,857	22,203
Interest income	(5)	(45)	(28)	(117)
Other	373	771	5,718	6,019

Income (loss) before provision for income taxes	(22,108)	(17,609)	73,941	65,693
Provision for (benefit from) income taxes	(9,426)	(6,351)	28,129	26,468

Earnings (loss) from continuing operations	(12,682)	(11,258)	45,812	39,225

Loss from discontinued School Specialty Media business unit, net of income taxes	(2,810)	(17,942)	(4,691)	(21,179)

Net income (loss)	$(15,492)	$(29,200)	$41,121	$18,046

Weighted average shares outstanding:
Basic	19,205	21,177	20,196	21,873
Diluted	19,205	21,177	20,708	22,545

Basic earnings (loss) per share of common stock:
Earnings (loss) from continuing operations	$(0.66)	$(0.53)	$2.27	$1.79
Loss from discontinued operations	(0.15)	(0.85)	(0.23)	(0.96)

Total	$(0.81)	$(1.38)	$2.04	$0.83

Diluted earnings (loss) per share of common stock:
Earnings (loss) from continuing operations	$(0.66)	$(0.53)	$2.21	$1.74
Loss from discontinued operations	(0.15)	(0.85)	(0.22)	(0.94)

Total	$(0.81)	$(1.38)	$1.99	$0.80

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SCHOOL SPECIALTY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

	April 26, 2008	April 28, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,034	$2,386
Accounts receivable	77,591	65,900
Inventories	149,548	177,319
Deferred catalog costs	14,845	14,848
Refundable income taxes	9,288	1,850
Prepaid expenses and other current assets	18,857	16,548
Deferred taxes	15,726	10,201

Total current assets	289,889	289,052
Property, plant and equipment, net	77,311	77,345
Goodwill	543,630	534,488
Intangible assets, net	176,771	183,660
Other	29,726	26,334

Total assets	$1,117,327	$1,110,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities—long-term debt	$133,628	$133,590
Accounts payable	64,340	77,794
Accrued compensation	19,476	14,709
Deferred revenue	6,641	5,464
Other accrued liabilities	30,593	23,392

Total current liabilities	254,678	254,949
Long-term debt—less current maturities	312,210	293,139
Deferred taxes and other	71,751	50,246

Total liabilities	638,639	598,334

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	—	—
Common stock, $0.001 par value per share, 150,000,000 authorized and 23,631,135 and 23,310,461 shares issued, respectively	24	23
Capital paid-in excess of par value	380,073	367,068
Treasury stock, at cost—4,922,610 and 2,126,121 shares, respectively	(171,387)	(76,508)
Accumulated other comprehensive income	25,158	17,763
Retained earnings	244,820	204,199

Total shareholders’ equity	478,688	512,545

Total liabilities and shareholders’ equity	$1,117,327	$1,110,879

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SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Unaudited

	Fiscal Year Ended
	April 26, 2008	April 27, 2007
Cash flows from operating activities:
Net income	$41,121	$18,046
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	25,348	25,843
Amortization of development costs	8,963	6,237
Amortization of debt fees and other	1,959	1,361
Loss on disposal of School Specialty Media business unit	1,519	—
Impairment charge	—	29,000
Share-based compensation expense	5,490	4,507
Deferred taxes	14,924	(1,630)
Loss on disposal of property, equipment and other	263	292
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(12,688)	(5,995)
Inventories	23,234	(19,503)
Deferred catalog costs	(2,294)	6,291
Prepaid expenses and other current assets	(4,134)	14,124
Accounts payable	(13,702)	2,874
Accrued liabilities	13,703	9,413

Net cash provided by operating activities	103,706	90,860

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(5,828)	—
Additions to property, plant and equipment	(17,723)	(18,169)
Investment in intangible and other assets	—	(202)
Investment in product development costs	(10,849)	(9,684)
Proceeds from disposal of School Specialty Media business unit	1,350	—
Proceeds from disposal of property, plant and equipment	375	1,013

Net cash used in investing activities	(32,675)	(27,042)

Cash flows from financing activities:
Proceeds from convertible debt offering	—	200,000
Proceeds from bank borrowings	691,200	704,400
Repayment of debt and capital leases	(672,091)	(894,878)
Purchase of treasury stock	(94,879)	(76,508)
Proceeds from exercise of stock options	5,559	7,798
Excess income tax benefit from exercise of stock options	828	576
Payment of debt fees and other	—	(5,223)

Net cash used in financing activities	(69,383)	(63,835)

Net increase in cash and cash equivalents	1,648	(17)
Cash and cash equivalents, beginning of period	2,386	2,403

Cash and cash equivalents, end of period	$4,034	$2,386

Free cash flow reconciliation:
Net cash used in operating activities	$103,706	$90,860
Additions to property and equipment	(17,723)	(18,169)
Investment in development costs	(10,849)	(9,684)
Proceeds from disposal of property and equipment	375	1,013

Free cash flow	$75,509	$64,020

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School Specialty, Inc.

Segment Analysis—Revenues and Gross Profit/Margin Analysis

4th Quarter, Fiscal 2008

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	4Q08-QTD	4Q07-QTD	Change $	Change %	4Q08-QTD	4Q07-QTD
Revenues
Specialty	$106,315	$104,249	$2,066	2.0%	61.2%	62.8%
Essentials	71,585	67,539	4,046	6.0%	41.2%	40.7%
Corporate and Interco Elims	(4,268)	(5,748)	1,480		-2.4%	-3.5%

Total Revenues	$173,632	$166,040	$7,592	4.6%	100.0%	100.0%

					% of Gross Profit
	4Q08-QTD	4Q07-QTD	Change $	Change %	4Q08-QTD	4Q07-QTD
Gross Profit
Specialty	$46,907	$50,149	$(3,242)	-6.5%	68.3%	69.6%
Essentials	23,017	22,800	217	1.0%	33.5%	31.6%
Corporate and Interco Elims	(1,279)	(900)	(379)		-1.8%	-1.2%

Total Gross Profit	$68,645	$72,049	$(3,404)	-4.7%	100.0%	100.0%

Segment Gross Margin Summary-QTD

	4Q08-QTD	4Q07-QTD
Gross Margin
Specialty	44.1%	48.1%
Essentials	32.2%	33.8%
Total Gross Margin	39.5%	43.4%

Segment Revenues and Gross Profit/Margin Analysis-YTD

					% of Revenue
	4Q08-YTD	4Q07-YTD	Change $	Change %	4Q08-YTD	4Q07-YTD
Revenues
Specialty	$651,731	$591,866	$59,865	10.1%	59.9%	56.7%
Essentials	455,385	471,141	(15,756)	-3.3%	41.9%	45.2%
Corporate and Interco Elims	(19,213)	(19,855)	642		-1.8%	-1.9%

Total Revenues	$1,087,903	$1,043,152	$44,751	4.3%	100.0%	100.0%

					% of Gross Profit
	4Q08-YTD	4Q07-YTD	Change $	Change %	4Q08-YTD	4Q07-YTD
Gross Profit
Specialty	$320,372	$295,196	$25,176	8.5%	69.5%	66.2%
Essentials	144,280	151,956	(7,676)	-5.1%	31.3%	34.1%
Corporate and Interco Elims	(3,410)	(1,515)	(1,895)		-0.8%	-0.3%

Total Gross Profit	$461,242	$445,637	$15,605	3.5%	100.0%	100.0%

Segment Gross Margin Summary-YTD

	4Q08-YTD	4Q07-YTD
Gross Margin
Specialty	49.2%	49.9%
Essentials	31.7%	32.3%
Total Gross Margin	42.4%	42.7%

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